Exhibit 99


                                                           FOR IMMEDIATE RELEASE

CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES SECOND QUARTER 2008 EARNINGS AND THIRD QUARTER CASH DIVIDEND

ORANGEBURG, South Carolina, July 30, 2008 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $927,000 or $.20 per diluted share for the quarter ended June 30, 2008 compared to $1,470,000 or $.32 per diluted share for quarter ended June 30, 2007, a decrease of 36.9% or $543,000.

For the six months ended June 30, 2008 consolidated net income was $2,028,000 or $.45 per diluted share compared to $2,475,000 or $.55 per diluted share for the six months ended June 30, 2007, a decrease of $447,000 or 18.1%.

Consolidated assets for Community Bankshares totaled $586.9 million at June 30, 2008 compared to $576.6 million at December 31, 2007 an increase of $10.3 million or 1.8%. For the same dates, gross loans totaled $446.2 million compared to $464 million, a decrease of $17.8 million or 3.8%. Deposits totaled $482.3 million compared to $481.7 million, an increase of $633,000 or 0.1%, for the same dates.

Samuel L. Erwin, Community Bankshares' CEO, stated, "Net income for the quarter and year are down from one year ago. Most of the change results from one time gains last year, but other factors have also impacted earnings.

"Since last fall the Federal Reserve has reduced market interest rates 3%, most of this has been since year-end. This interest rate environment reduces the yield on our earning assets, but our ability to reduce our cost of funds is limited by competition. Our net interest margin for the second quarter was 3.98% unchanged the same period in 2007. Our net interest margin for the first six months of 2008 was 3.97%, down slightly from 4.00% for the same period one year ago. Thus far, our margins have weathered this environment well, but challenges remain on both sides of the balance sheet.

"Our loan portfolio has decreased over $17.8 million since year-end. In recognition of a general slowing of business activity, we have increased our provisions for loan losses in the current period. While the deposit market remains tough and competitive, the overall level of our deposits has remained constant since year-end.

"In summary, although our earnings are not as high we would like, our results for the first half of 2008 are reasonable in the context of a very challenging economic environment."

Community Bankshares also announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per share, payable September 30, 2008, to shareholders of record September 15, 2008.

On June 26, 2008 Community Bankshares and First Citizens Bank and Trust Company, Inc., a wholly-owned subsidiary of First Citizens Bancorporation, Inc. announced they had executed a definitive agreement to merge. The transaction is subject to approvals by regulatory agencies and Community Bankshares shareholders. Under the terms of the agreement, shareholders of Community Bankshares will receive $21 in cash for each outstanding common share. The transaction is expected to close in the fourth quarter of 2008.

In connection with the proposed merger, Community Bankshares will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available), as well as other filings containing information about Community Bankshares at the SEC's internet site (http://www.sec.gov). Free copies of the proxy statement and Community Bankshares' filings with the SEC may also be obtained from Community Bankshares by directing a request to Community Bankshares, Inc., 102 Founders' Court, Orangeburg, South Carolina 29118, Attention: William W. Traynham.

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for Community Resource Bank
N. A.



This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to the timing and likelihood of completing the merger. There are risks that the merger may not be completed or may be delayed, including with limitation, risks of delays in obtaining or failure to obtain required regulatory and shareholder approvals, as well as risks that any parties to the merger may not be able to meet conditions to closing. Investors are directed to the company's 2007 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

All amounts in thousands, except per share data

                                                                       Six months ended June 30,             Quarter ended June 30,
Income statement summary                                               2008                2007            2008                2007
------------------------                                               ----                ----            ----                ----
Net interest income ........................................           $10,854           $10,559           $ 5,442           $ 5,317
Provision for loan losses ..................................           $ 1,010           $   550           $   540           $   175
Non-interest income ........................................           $ 3,464           $ 4,592           $ 1,697           $ 2,767
Non-interest expense .......................................           $10,087           $10,715           $ 5,101           $ 5,601
Income tax provision .......................................           $ 1,193           $ 1,411           $   571           $   838
   Net income ..............................................           $ 2,028           $ 2,475           $   927           $ 1,470
Basic earnings per common share:
   Average shares ..........................................             4,451             4,462             4,453             4,476
   Earnings per share ......................................           $  0.46           $  0.56           $  0.21           $  0.33
Diluted earnings per common share:
   Average shares ..........................................             4,531             4,515             4,550             4,525
   Earnings per share ......................................           $  0.45           $  0.55           $  0.20           $  0.32
Cash dividends per share ...................................           $  0.24           $  0.24           $  0.12           $  0.12



                                                                            June 30,              At Dec. 31,               June 30,
Balance Sheet summary                                                         2008                   2007                    2007
---------------------                                                         ----                   ----                    ----
Gross loans ................................................                $446,268                $464,039                $447,945
Allowance for loan losses ..................................                $  5,939                $  5,343                $  5,733
Total assets ...............................................                $586,885                $576,567                $585,569
Total deposits .............................................                $482,340                $481,707                $480,245
Shareholders' equity .......................................                $ 53,098                $ 53,645                $ 54,113
Common shares outstanding ..................................                   4,451                   4,446                   4,484
Book value per share .......................................                $  11.93                $  12.07                $  12.07